Exhibit 10.13
AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
2006 NAMED EXECUTIVE OFFICER COMPENSATION SUMMARY
2006 Base Salary and Option Grants. For fiscal 2006, each named executive officer will receive the base salary set forth below (effective as of February 1, 2006), and has been granted an option to purchase the number of shares of Company common stock set forth below. All options were granted under the Company’s 2005 Stock Incentive Plan at an exercise price of $21.38 (equal to the “fair market value” of a share of common stock on the grant date), vest over a period of 4 years and have a term of 7 years.

		2006 Base	2006
Name	Title	Salary	Options
Martin J. Emerson	President and Chief Executive Officer	$330,000	100,000

Carmen L. Diersen	Executive Vice President, Chief Financial Officer and Corporate Secretary	$263,000	50,000

Ross A. Longhini	Executive Vice President and Chief Technology Officer	$258,000	50,000

Lawrence W. Getlin	Senior Vice President, Regulatory Medical Affairs and Quality Systems, Corporate Compliance Officer	$228,000	25,000

John F. Nealon	Senior Vice President, Business Development	$220,000	25,000

Douglas W. Kohrs	Chairman of the Board	$100,000	20,000
2006 Executive Variable Incentive Plan. Executive officers are also eligible to receive incentive compensation under the 2006 Executive Variable Incentive Plan. The Compensation Committee (and the Board of Directors with respect to executive officers) established a target bonus for each participant in the plan. The 2006 quarterly bonus payments will be calculated at the end of each fiscal quarter based upon each fiscal quarter’s year-over-year sales growth rate, each quarter’s year-over-year increase in sales dollars, a measure of operating income and a cost of capital on net assets. Each quarter, the actual quarterly results for four quarters (the current plus three past quarters) will be weighted and compared to the plan level to generate a percent of plan achievement. This percent is applied against the participant’s target bonus for the quarter, resulting in a quarterly bonus payment per individual. The target bonus for 2006 for each named executive officer is set forth in the table below.

		2006 Target
Name	Title	Bonus
Martin J. Emerson	President and Chief Executive Officer	$198,000

Carmen L. Diersen	Executive Vice President, Chief Financial Officer and Corporate Secretary	$118,350

Ross A. Longhini	Executive Vice President and Chief Technology Officer	$116,100

Lawrence W. Getlin	Senior Vice President, Regulatory Medical Affairs and Quality Systems, Corporate Compliance Officer	$91,200

John F. Nealon	Senior Vice President, Business Development	$88,000

Douglas W. Kohrs	Chairman of the Board	$50,000